Exhibit 10.12

China Merchants Bank Co., Ltd.

Shanghai Branch

Credit Granting Agreement

Credit Granting Agreement

Credit grantor: China Merchants Bank Co., Ltd., Shanghai Century Avenue Branch (hereinafter referred to as “Party A”)

Person-in-charge: Chen Siqing

Credit applicant: CLPS Incorporation (hereinafter referred to as “Party B”)

Legal representative/person-in-charge: Yang Xiaofeng

Upon application by Party B, Party A agrees to provide a line of credit (LOC) to Party B. Upon fully consultation, Party A and Party B have reached a consensus in respect of the following terms and conditions in accordance with the relevant laws and regulations, and hereby enter into this agreement.

1. Line of Credit

1.1 Party A shall grant Party B a LOC of RMB Ten Million yuan (or equivalent amount of other currencies, which shall be translated with the exchange rate published by Party A on the date when the specific business occurs, the same below), including revolving LOC and/or one-time LOC.

The varieties of credit granting under the LOC includes but is not limited to credit for loan/order-related loan, trade financing, bill discounting, commercial bill acceptance, guaranteed discount for commercial acceptance bills, international/domestic letter of guarantee, customs duties and dues payment guarantee, corporate account overdraft, derivative transaction and gold leasing or the combination thereof.

The revolving LOC refers to the maximum amount of total principal balance of the credit for one or more business varieties mentioned in the preceding paragraph granted by Party A to Party B occurred during the credit period, which can be repeatedly used in a revolving manner.

The one-time LOC means that the cumulative amount of credit for the business varieties mentioned in the preceding paragraph granted by Party A to Party B occurred during the credit period shall not exceed the one-time LOC approved by Party A. Party B shall not use the one-time LOC in a revolving manner, and the amount of each credit granting applied by Party B under the LOC shall offset the amount of one-time LOC until the amount of LOC is fully offset by the accumulated amount of all the credit granting.

“Trade financing” includes but is not limited to international/domestic letters of credit, import bill advance, delivery against bank guarantee, import bill advance under collection, packaged loans, export bill advance, export negotiation, export bill advance under collection, remittance financing for import/export, and credit insurance financing, factoring, bill avalization and other business varieties.

1.2 If Party A conducts import factoring or domestic buyer factoring with Party B as the debtor, the account receivable owed by Party B transferred to Party A in such business shall offset the above-mentioned LOC; if Party B applies for domestic seller factoring or export factoring to Party A, the basic acquisition price (basic acquisition funds) provided by Party A to Party B using its own funds or other legal funds shall offset the above-mentioned LOC.

1.3 Where Party A, according to the needs of its internal processes, entrusts other branches of China Merchants Bank to issue a subsidiary letter of credit to the beneficiary after issuing the master letter of credit, the bill advance and delivery against bank guarantee that occurs under such letter of credit shall offset the above-mentioned LOC;

When the import letter of credit is used, if the import bill advance is actually incurred later under the same letter of credit, the import letter of credit and import bill advance shall offset the same amount at different stages. That is, when the import bill advance occurs, the amount recovered after the letter of credit is paid, if re-used for import bill advance, shall be deemed to offset the same amount under the original import license.

1.4 The LOC exclude the amount of credit corresponding to the security deposit or pledge of deposit provided by Party B or a third party for a single specific transaction under this Agreement, the same below.

1.5 The unsettled balance for business conducted under the (insert the name and No. of agreement) previously entered by Party A (or Party A’s subsidiary) and Party B are automatically incorporated in this Agreement and shall offset the LOC under this Agreement.

2. Credit Period

The credit period shall be 12 months, from July 11, 2018 to July 10, 2019.Party B shall submit application for using the credit line to Party A during the credit period, and Party A does not accept the application for using the credit line submitted by Party B after the expiration of the credit period, except as otherwise provided in this Agreement.

3. Types and Scope of Credit Line

The types of LOC under this Agreement (revolving LOC or one-time LOC), the applicable types of credit granting, the amount of LOC under each type of credit granting, the transferability of different types of credit granting, and the specific conditions for use, etc. are subject to the approval of Party A. If Party A makes adjustments to its original approval opinions according to the application of Party B during the credit period, the subsequent approval opinions issued by Party A constitute supplements and changes to the original approval opinions, and so on.

4. Use of LOC

4.1 The specific business agreement (whether a single agreement/application or a framework agreement) signed by Party A and Party B for each specific business under the LOC constitutes an integral part of the Credit Granting Agreement and they jointly specify the rights and obligations, etc. related to the specific business.

Party B must apply for using the LOC on a case-by-case basis and submit the materials requested by Party A. Party A shall examine and approve the application one by one. Party A has the right to comprehensively consider whether to approve based on its internal management requirements and Party B’s operation, and has the right to refuse Party B’s application unilaterally, without bearing any form of legal responsibility for Party B. In the event of any inconsistency between this paragraph and other terms, the agreement in this paragraph shall prevail.

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The business elements such as the specific amount, interest rate, term, purpose, and expenses of each loan or other credit granting shall be determined by the specific business agreement, the business certificate confirmed by Party A, and the business record of Party A’s system.

4.2 The using period of each loan or other credit granting under the LOC shall be determined according to Party B’s business needs and Party A’s business management rules. The expiration date of specific business may be later than the expiration date of credit period (unless otherwise requested by Party A).

4.3 During the credit period, Party A shall have the right to assess Party B’s operation and financial status on a regular basis every year, and adjust the LOC available for Party B to use based on the assessment (if this provision is applicable, please place a √ in the ☐).

5. Guarantee Provisions

5.1 All the debts owed by Party B to Party A under this Agreement shall be jointly and severally guaranteed by Lin Minghui, Deng Zhaohui, Yang Xiaofeng and Pan Yan, and they shall issue a separate letter of guarantee to Party A.

At the same time, the working capital loan limit of RMB Three Million yuan under this Agreement is jointly and severally guaranteed by the Shanghai Small and Medium-sized Enterprises Policy Financing Guarantee Fund Management Center. The guarantee amount is not less than 70% of the principal amount of the single loan to Party B, with the specific proportion being subject to the Guarantee Contract signed by Party A and the Shanghai Small and Medium-sized Enterprises Policy Financing Guarantee Fund Management Center when Party B use the working capital loan limit.

5.2 All debts owed by Party B to Party A under this Agreement shall be pledged by the property it owns or has the right to dispose of according to law, and the two parties shall sign a guarantee contract separately.

If the guarantor fails to sign the guarantee contract and complete the guarantee procedures in accordance with the provisions of this clause (including the debtor of account receivable raises a defense before the receivable is pledged), Party A has the right to refuse to provide credit to Party B.

5.3 Under the circumstances that the guarantor provides the guarantee for any debt owed by Party B to Party A under this Agreement using real estate, Party B shall immediately notify Party A if it knows that the collateral has been or may be included in the government demolition and land expropriation plan, and press the guarantor to continue to provide guarantees for Party B’s debts in accordance with the guarantee contract using the compensation provided by the expropriator and complete the corresponding guarantee procedures in a timely manner, or provide other guarantee measures required and approved by Party A.

Under the circumstances stated in the preceding paragraph, if the guarantee needs to be reset or other guarantee measures are taken, the relevant expenses incurred shall be borne by the guarantor, with Party B being jointly and severally liable for the expenses. Party A has the right to deduct these fees directly from Party B’s account.

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6. Rights and Obligations of Party B

6.1 Party B shall have right to:

6.1.1 Request Party A to provide loans or other credits within the LOC in accordance with the conditions specified in this Agreement;

6.1.2 Use the LOC as stipulated in this Agreement;

6.1.3 Request Party A to keep confidential the production, operation, property, account and other information provided by Party B, unless otherwise required by laws and regulations or otherwise required by the regulatory authority; and

6.1.4 Transfer the debt to a third party after obtaining the consent of Party A.

6.2 Party B shall bear the following obligations:

6.2.1 It shall truthfully provide documents and information required by Party A (including but not limited to providing its true financial books/statements and annual financial reports in the period required by Party A, major decisions and changes in production, operation and management, withdrawal/use of funds, information related to guarantee, etc.), and all the bank accounts, account numbers and balance of deposits and loans, as well as cooperate with Party A’s investigation, review and inspection.

6.2.2 It shall accept the supervision of Party A on its use of credit funds and related production operations and financial activities.

6.2.3 It shall use loans and/or other credits in accordance with the provision of this Agreement and the specific contract and/or promised purposes.

6.2.4 It shall repay the principal, interest and expenses of loans, advances and other debt under credit granting in full and on time in accordance with the provisions of this Agreement and each specific contract.

6.2.5 It shall obtain Party A’s written consent if transferring all or part of the debts under this Agreement to a third party.

6.2.6 Under the following circumstances, it shall immediately notify Party A and actively cooperate with Party A to implement the guarantee measures for the safe repayment of principal, interest and expenses of loans, advances and other debt under credit granting:

6.2.6.1 Occurrence of major financial losses, asset losses or other financial crisis;

6.2.6.2 Providing a loan or guarantee for a third party, or providing a collateral (pledge) guarantee with its own property (right);

6.2.6.3 Suspension of business, revocation or cancellation of business license, filing or being filed for bankruptcy, dissolution, etc;

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6.2.6.4 The controlling shareholder and other related companies fall into a major operational or financial crisis, which affects their normal operation;

6.2.6.5 The amount of the related transaction with the controlling shareholder and other related companies exceeds 10% of the net assets of Party B;

6.2.6.6 Occurrence of any litigation, arbitration or criminal or administrative penalty that has a material adverse effect on its business or property status; and

6.2.6.7 Occurrence of other significant events that may affect its ability to pay its debts.

6.2.7 It shall not neglect to manage and exercise their mature creditor’s right, or dispose of existing primary property improperly or without consideration.

6.2.8 It shall obtain the written consent of Party A before carrying out major events such as merger (M&A), division, restructuring, joint venture (cooperation), transfer of property (share) rights, joint-stock reform, foreign investment, and increase of debt financing.

6.2.9 In accordance with Party A’s request, it shall: (place a “√” in ☐)

●     Effect insurance for its core assets and designate Party A as the first-order beneficiary;

●     Not sell or use as collateral the /      assets designated by Party A before the settlement of the debt under the credit granting;

●     Impose the following restrictions on the dividends paid to its shareholders as required by Party A before the settlement of the debt under the credit granting: /      ;

●     Others: /      .

6.2.10 In the event of dynamic pledge of accounts receivable, it shall guarantee that the LOC balance at any point during the credit period is lower than /      % of the balance of pledged accounts receivable, otherwise must provide new accounts receivable recognized by Party A for pledge or pay a security deposit until the balance of the accounts receivable pledged ×/     % + valid security deposit > LOC balance.

6.2.11 In the event that Party B provides a security deposit for pledge, it shall be obliged to add the corresponding amount of security deposit or provide other guarantee in accordance with Party A’s request if the balance of the security deposit falls short of _/_% of the specific business amount due to exchange rate fluctuations.

6.2.12 It shall ensure that the payment for goods under the import transaction are collected through the account designated by Party A; in the event of export negotiation, transfer the notes and/or documents under the letter of credit to Party A.

7. Rights and Obligations of Party A

7.1 Party A shall have:

7.1.1 Right to request Party B to repay the principal, interest and expenses of the loan, advance and other debt under the credit granting under this Agreement and the specific contract in full and on time;

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7.1.2 Right to request Party B to provide information related to the use of the LOC;

7.1.3 Right to know the production and operation and financial activities of Party B;

7.1.4 Right to supervise Party B’s use of loans and/or other credits for the purposes specified in this Agreement and each specific contract; directly suspend or limit the corporate online banking function of Party B’s account when the business needs it (including but not limited to closing the online banking, presetting the list of payment targets/single payment limit/phased payment limit, etc.), restrict the sale of settlement documents, or restrict telephone banking, mobile banking and other non-counter payment and universal cash withdrawing functions of Party B’s account;

7.1.5 Right to entrust other agencies of China Merchants Bank located at the place where the beneficiary is located to issue subsidiary letter of credit to the beneficiary, according to the needs of its internal processes, after accepting Party B’s application for the opening of letter of credit;

7.1.6 Right to deduct directly from the account opened by Party B at any branch of China Merchants Bank to repay the debts owed by Party B under this Agreement and each specific contract (when the debt under the credit granting is not in RMB, it has the right to deduct directly from the RMB account of Party B and purchase foreign exchange at the exchange rate published by Party A to repay the principal, interest and expenses under the credit granting);

7.1.7 Right to transfer its creditor’s rights owed by Party B and notify Party B of the transfer and collect the debt in such manner as it deems appropriate, including but not limited to by fax, posts, personal delivery, and announcement in public media;

7.1.8 Right to supervise the account of Party B and entrust other agencies of China Merchants Bank other than Party A to supervise Party B’s account, and control the payment of loan funds according to the loan purpose and payment scope agreed by both parties; and

7.1.9 Other rights set out in this Agreement.

7.2 Party A shall bear the following obligations:

7.2.1 It shall grant loans or other credits to Party B within the LOC in accordance with the conditions stipulated in this Agreement and each specific contract; and

7.2.2 It shall keep confidential the information of assets, finance, production and operation of Party B, except as otherwise provided by laws and regulations or otherwise required by the regulatory authority.

8. Party B specifically undertakes:

8.1 That it is a legal person duly incorporated and validly existing under the laws of PRC and have full civil capacity to sign and perform this Agreement, and its registration and annual report publicity procedures are true, legal and valid;

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8.2 That it has been fully authorized by the Board of Directors or any other authorized body to sign and fulfill this Agreement;

8.3 That the documents, information, and vouchers provided by it regarding Party B, the guarantor, the mortgagor (pledgor), and the collateral (pledged property) are true, accurate, complete, and valid, without any significant errors that are inconsistent with the facts or omissions of any significant facts;

8.4 To strictly abide by covenants set out in the specific business agreements and various letters and related documents issued to Party A;

8.5 That at the time of signing this Agreement, there was no litigation, arbitration or criminal or administrative punishment that may have significant adverse consequences for Party B or Party B’s major property, and such litigation, arbitration or criminal or administrative penalties will not occur during the execution of this Agreement; in the event of occurrence, Party B shall immediately notify Party A;

8.6 To strictly abide by the national laws and regulations in business activities, carry out various business in strict accordance with the business scope stipulated by the business license of Party B or approved according to law, and go through the formalities for registration, annual inspection, and the extension of term of business operation, etc. on time;

8.7 To maintain or enhance the management level, ensure the value preservation and appreciation of existing assets, and not to waive any mature claims or dispose of existing major assets improperly or without consideration;

8.8 That without the permission of Party A, it shall not pay off other long-term debts in advance,               , and               ;

8.9 That at the signing and during the performance of this Agreement, no other significant events occur to Party B that affect the performance of its obligations under this Agreement;

8.10 That, during the validity period of this Agreement, if Party B’s annual main business revenue falls short of RMB 300 million yuan, the funds withdrawn under this Agreement shall not exceed RMB 8 million yuan;

8.11 That, during the validity period of this Agreement, it shall notify Party A in writing in advance of the profit distribution, and its undistributed profit shall not be less than 2 times of the balance of LOC under this Agreement (excluding the conversion of profit into registered capital).

8.12 /                       .

9. Other expenses

In the event that this agreement needs to be notarized (excluding mandatory notarization) or other services provided by a third party, the relevant expenses shall be borne by the party as the client in the commission. If the two parties jointly act as the client, they shall each bear 50%.

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In the event that Party B cannot repay the debts owed to Party A under this Agreement, Party B shall bear attorney fees, legal fees, travel expenses, announcement fees, delivery fees and all other expenses incurred by Party A to realize the creditor’s rights. Party B authorizes Party A to directly deduct such expenses from Party B’s bank account in Party A. If there are any shortfalls, Party B undertakes to repay the amount after receiving the notice from Party A, and Party A does not need to provide any proof.

10. Event of Default and the Settlement

10.1 It shall be deemed an event of default if:

10.1.1 Party B fails to perform or breaches the obligations set out in this Agreement;

10.1.2 The information in the representations or undertakings made by Party B under this Agreement is untrue or incomplete, or Party B breaches the requirement and does not make correction as required by Party A;

10.1.3 Party B commits a significant breach of a legally valid contract signed with other creditors and fails to satisfactorily resolve it within three months from the date of breach;

The aforesaid significant breach of contract means that due to Party B’s breach, its creditors have the right to claim compensation of more than RMB/              from Party B;

10.1.4 Party B encounters significant obstacles in listing its shares on the New Third Board or suspends its listing application; Party B is subject to warning letter, ordered corrections, restrictions on securities account trading and other self-regulatory measures for more than three times or subject to disciplinary punishment, termination of listing, etc; or

10.1.5 Other events occurs that, in the opinion of Party A, damage its legitimate rights and interests.

10.2 If one of the following circumstances occurs to the guarantor, Party A believes that it may affect the guarantor’s guarantee capacity, and requires the guarantor to eliminate the adverse effects caused by it, or requires Party B to increase or replace the guarantee, but the guarantor and Party B fail to cooperate, it shall be deemed an event of default:

10.2.1 A circumstance similar to those described in Clause 6.2.6 of this Agreement occurs, or the consent of Party A is not obtained when the circumstances described in Clause 6.2.8 occur;

10.2.2 When the irrevocable letter of guarantee is issued, the actual guarantee capacity is concealed, or the authorization of relevant authority is not obtained;

10.2.3 Failure to go through formalities for the annual inspection registration and the extension of term of business operation; or

10.2.4 Neglect to manage and exercise their mature creditor’s right, or disposal of existing primary property improperly or without consideration.

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10.3 If one of the following circumstances occurs to the mortgagor (or pledgor), Party A believes that it may result in the invalidity of the mortgage (or pledge) or the shortfall in the value of collateral (pledged property), and requires the mortgagor (or pledgor) to eliminate the adverse effects caused by it, or requires Party B to increase or replace the mortgage (or pledge), but the mortgagor (or pledgor) and Party B fail to cooperate, it shall be deemed an event of default:

10.3.1 The mortgagor (or pledgor) does not own or has no right to dispose of the collateral (or pledged property), or there is dispute over the ownership;

10.3.2 The collateral (or pledged property) has been rented, seized, detained, supervised, or is subject to legal right of priority (including but not limited to priority of construction project), and / or such circumstances are concealed;

10.3.3 The mortgagor transfers, leases, re-collateralizes the collateral or dispose of it in any other improper manner without the written consent of Party A, or although the disposal of the collateral is consented to by Party A, the proceeds from the disposal are not used to repay the debt owed by Party B to Party A as required by Party A;

10.3.4 The mortgagor does not properly keep, maintain and repair the collateral, and thus the value of the collateral is obviously impaired; or the mortgagor’s acts directly jeopardize the collateral, resulting in a decrease in the value of the collateral; or the mortgagor does not effect insurance for the collateral during the mortgage period according to Party A’s requirements;

10.3.5 The collateral has been or may be included in the scope of government demolition and expropriation, and the mortgagor fails to immediately inform Party A and fulfill the relevant obligations as stipulated in the mortgage contract; or

10.3.6 Where the mortgagor uses its real estate mortgaged to China Merchants Bank to provide the residual value mortgage for the business under this Agreement, the mortgagor settles the personal mortgage loan in advance without the consent of Party A before Party B pays off the debt under this Agreement.

10.4 When the guarantee under this Agreement includes the pledge of accounts receivable, if the debtor of the accounts receivable obviously deteriorates in operation, transfers property/withdraws funds to avoid debts, colludes with the pledgor to change path for the payment of receivables, causing that the collected funds are not transferred to the account designated for receivable collection, loses business reputation, loses or may lose the ability to perform contract, or other significant events affecting the debtor’s solvency occurs, Party A has the right to request Party B to provide corresponding guarantee or provide new valid receivables for pledge; if Party B fails to provide, it shall be deemed an event of default.

10.5 In the event of any of the above default, Party A shall have the right to adopt the following measures, separately or simultaneously:

10.5.1 Reducing the LOC under this agreement, or stop the use of remaining LOC balance;

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10.5.2 Recovering in advance the principal, interest and related expenses of loans issued within the LOC;

10.5.3 For bills that have been accepted by Party A during the credit period, or letter of credit (including subsidiary letter of credit issued by branches entrusted by Party A), letter of guarantee, and letter of delivery against bank guarantee, etc. that have been issued by Party A , Party A may request Party B to increase the amount of the security deposit (regardless of whether Party A has made advance payment), or transfer the funds in other accounts opened by Party B at Party A into its security deposit account as a security deposit for the settlement of Party A’s advances under this Agreement, or hand over the corresponding funds to a third party as a security deposit for Party A’s advance payment for Party B;

10.5.4 For the unpaid accounts receivable transferred from Party B to Party A under factoring, Party A has the right to request Party B to immediately fulfill repurchase obligations and take other recovery measures in accordance with the specific business agreements; for the accounts receivable transferred from Party B to Party A under factoring, Party A has the right to seek recourse from Party B.

10.5.5 Party A may directly request Party B to provide other property accepted by Party A as a new guarantee, and if Party B fails to provide new guarantee as required, a penalty shall be levied against it at a rate of /           % of the LOC amount under this Agreement.

10.5.6 Directly freezing/deducting deposits from any settlement account and/or other accounts opened by Party B at China Merchants Bank; and

10.5.7 Seeking recourse in accordance with this Agreement.

10.6 For the funds obtained by Party A through seeking recourse, the repayment sequence shall be from the earliest to latest according to the actual maturity date of each credit. For each credit, the repayment sequence shall be from expenses, penalty, compounded interest, penalty interest, interest, to the principal of credit, until all the principal, interests and related expenses are paid off.

Party A has the right to unilaterally adjust the above repayment sequence, unless otherwise required by laws and regulations.

11. Change and Rescission of Contract

This Agreement may be changed and rescinded upon negotiation and conclusion of a written agreement by the Parties hereto. This Agreement shall still be valid before the conclusion of the written agreement. Any Party shall not change, amend or rescind this Agreement unilaterally.

12. Miscellaneous

12.1 During the term of this Agreement, any tolerance, grace period granted by Party A for Party B’s breach of contract or delay of performance, or any delay of Party A in performing any rights or interests under this Contract shall not damage, affect, or limit any rights and interests of Party A as a creditor vested by relevant laws and this Agreement, and shall neither be deemed as Party A’s consent or approval to any breach of this Agreement by Party B, nor be deemed as Party A’s waiver of right to take action against any existing or future default.

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12.2 In the event that this Agreement or any part thereof becomes null and void for any reason, Party B shall still be liable for repaying all the debt owed to Party A under this Agreement. Under the above-mentioned circumstances, Party A shall have the right to terminate this Agreement and promptly claim for the repayment of all the debt owed by Party B under this Agreement. In the event that any change in the applicable laws and policy requirements causes the increase of costs for Party A to perform the obligations under the Agreement, Party B shall compensate Party A for the new costs as required by Party A.

12.3 Notices, requests or other documents related to this Agreement between Party A and Party B shall be sent in writing (including but not limited to by letters, faxes, e-mails, Party A’s online banking, SMS or WeChat).

12.3.1 For the delivery by hand (including but not limited to delivery by lawyer/notary, express, etc.), the instrument shall be deemed to have been served when the addressee signs the receipt (in the event of rejection by the addressee, it shall be deemed to have been served on the date of rejection/return or the 7th day after mailing ( whichever is earlier)); for the delivery by mail, the instrument shall be deemed to have been served at the 7th day after mailing; for the delivery by fax, email, Party A’s online banking notice, SMS, WeChat or other electronic means, the instrument shall be deemed to have been served at the date when the sender’s corresponding system displays that the transmission is successful.

For the notice to Party B regarding the transfer of the creditor’s right or dunning published by Party A on mass media, it shall be deemed to have been served on the date of publishing.

Any Party that changes the contact address, email address, fax number, mobile number or WeChat account number shall notify the other party of the change within five working days from the date of the change, otherwise the other party shall have the right to deliver the instrument according to the original contact address or information If the instrument is not successfully delivered due to the change of contact address, the date of return or the 7th day after delivery (whichever is earlier) shall be deemed to be the date of service. The party making the change is responsible for the losses that may arise therefrom, and the legal effect of delivery shall not be affected.

12.3.2 The above-mentioned contact address, email address, fax number, mobile number, and WeChat account number are also used as their respective address for service of notary instruments and judicial instruments (including but not limited to bill of complaint/arbitration applications, evidence, subpoenas, notice of responding to action, notice to produce evidence, notice of court session, notice of hearing, judgment/arbitration award, verdict, conciliation statement, notice for performance within a time limit and other instruments in the hearing and execution stages). The instruments shall be deemed to be served effectively if the court or notary office accepting the case delivers them in writing to such address in accordance with this Agreement (the specific criteria for service shall be implemented by reference to the provisions of paragraphs 12.3.1).

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12.4 The parties hereto agree that for each business application under the trade financing, Party B shall affix the seal according to the Letter of Authorization for Reserved Specimen Seal provided by Party B to Party A, and both parties shall recognize the validity of such seal.

12.5 When Party B submits various applications under the credit granting through Party A’s online banking system, Party B’s digital signature generated in the form of digital certificate is a valid signature for the application. Party A has the right to fill out relevant business documents according to the application information sent online, and the authenticity, accuracy and legitimacy of the information shall be confirmed by Party B.

12.6 The supplementary written agreements entered into, upon negotiation, by the parties hereto for the matters that are not covered in this Agreement or are subject to change, and the specific contracts under this Agreement shall be regarded as annexes to this Agreement and constitute an integral part thereof.

12.7 In order to facilitate business processing, the letters or documents related to Party A’s operations involving transactions under this Agreement (including but not limited to acceptance of applications, data review, lending, transaction confirmation, withholding of funds, inquiry, receipt printing, dunning, payment deduction, etc. and various notifications) may be generated or issued at any business outlet of Party A. The operations of and letters or documents issued by Party A’s business outlets shall be deemed to be the acts of Party A and binding upon Party B.

12.8 The annexes to this Agreement shall constitute an integral part of this Agreement and are automatically applicable to the specific business that actually occurs between the parties hereto.

12.9 /             .

13. Governing Laws and Settlement of Dispute

13.1 The conclusion, interpretation, and dispute settlement of this Agreement shall all be governed by the laws of the PRC (excluding Hong Kong, Macao and Taiwan laws), which protect the rights of both parties.

13.2 Any dispute arising from the performance of this Agreement shall be settled through friendly negotiation by the parties hereto. If the negotiation fails, any party may (please place a √ in ☐ for selection

●    13.2.1 file a suit at the people’s court in the place where this Agreement is signed

●    13.2.2 file a suit at the people’s court in the place where Party A is located

●    13.2.3 refer the dispute to /       (insert the name of specific arbitrator) for arbitration, with the arbitration venue being at/            .

13.3 If the parties hereto have this Agreement and related contracts notarized for legal enforcement, then Party A may directly apply to the people’s court with jurisdiction for enforcement to collect the debt that Party B owes under this Agreement and related contracts.

14. Effectiveness of Agreement

This Agreement shall become effective after being signed (or sealed) by the legal representatives/person in charge or the authorized signatories of both parties and being affixed with the company seal/special seal for contract of both parties, and shall automatically terminate upon expiration of the credit period or full repayment of the debt and other related fees under this Agreement owed by Party B to Party A (whichever comes later).

15. Supplementary Provisions

This Agreement shall be made in          copies, with Party A, Party B, and          each holding one copy, which have the same legal effect.

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Annex I Special Provisions regarding Online Customs Clearance (Customs Duties and Dues Payment Guarantee)

Annex II: Special Provisions regarding Buyer / Import Factoring

Annex III: Special Provisions regarding Order-related Loan

Annex IV: Special Provisions regarding Guaranteed Discount for Commercial Acceptance Bills

Annex V: Special Provisions regarding Derivative Transactions

Annex VI: Special Provisions regarding Gold Leasing

Annex VII: Special Provisions regarding Cross-border linkage Trade financing

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Annex I Special Provisions regarding Online Customs Clearance (Customs Duties and Dues Payment Guarantee)

1.	If Party B applies to Party A for customs duties and dues payment guarantee within the LOC, Party B shall login to electronic port system / www.easipay.net to send Party A the online payment bank guarantee order; Party A provides guarantee to Party B, within the LOC, for its payment of tax payable to the customs in the form of electronic payment guarantee letter through electronic port system / www.easipay.net (guaranteeing that the tax payable by Party B will be paid to the state treasury when the tax payable is due, and the guarantee will be reflected in the system by the information of “Payment is Successful” sent by Party A to electronic port system / www.easipay.net), realizing that the formalities for goods customs clearance are gone through at first, and the relevant import and export duties and dues are paid later within the time limit stipulated by the customs.

Party A’s advance payment (regardless of whether made during the credit period) under the payment guarantee and related interest and expenses shall directly constitute debts owed by Party B to Party A and be included in the scope of the LOC.

2.	Party B shall deposit a certain amount of funds in Party A as the security deposit according to the requirements of Party A (the account number shall be subject to the account automatically generated or entered when the funds are deposited), and provide counter-guarantee for Party A’s tax payment guarantee.

3.	Party A issues an electronic payment guarantee instrument to the customs in its capacity as the guarantor; Party B is aware and confirms that the electronic payment guarantee has the nature of independent guarantee, and the guarantee liability assumed by A to the customs is an independent demand guarantee.

4.	Party B shall send a withholding order to Party A through electronic port system / www.easipay.net, and Party A shall issue a payment guarantee to the customs according to the withholding order sent by Party B; Party B shall grant Party A the right to deduct the principal and interest of the guarantee amount from its security deposit accounts concerned and the right to fill out relevant business documents according to the withholding order issued online.

The specific time, amount, etc. of each payment guarantee provided by Party A within the LOC shall be subject to Party B’s online payment bank guarantee order (payment guarantee withholding order) received by Party A and stored in the online system. Party B must send the payment guarantee withholding order to Party A within the credit period, and Party A will not accept such order sent beyond the credit period.

Party A shall determine the expiration date of the single payment guarantee according to the “time limit for payment” (i.e. “date when tax payable is due”) specified by the actual deduction order sent to Party A by electronic port system / www.easipay.net.

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5.	If Party B does not use the LOC for the customs duties and dues payment guarantee for consecutive months, Party A has the right to refuse to conduct such business for Party B.

6.	Party B authorizes Party A to directly deduct funds from Party B’s account (including security deposit account) to pay tax to customs when the tax payable by Party B is due, without notifying Party B or obtaining Party B’s consent If the account amount is insufficient to pay, Party B guarantees that all the shortfall amount will be transferred into the account designated for tax payment within 3 days before the date when the tax payable is due, making preparation for the payment due. If Party B fails to make up the shortfall in time, Party A shall have the right to seek recourse from Party B after making advance payment to state treasury due to the obligation under the payment guarantee, and shall have the right to levy a penalty against Party B at an annual rate of % of the advance amount according to the actual days counted from the date when the advance payment is made.

7.	Party A shall charge a guarantee fee quarterly at an annual rate of % of the actual transaction amount under the online payment bank guarantee.

8.	If Party B fails to fulfill its obligations under the Credit Granting Agreement or this Annex, or if any statement, undertakings or guarantee made by it is untrue, Party A shall have the right to take any remedy measures set out in the Credit Granting Agreement, and to require a security deposit from Party B equal to 100% of the total amount of the payment guarantee provided by Party A under which no claim has occurred.

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Annex II: Special Provisions regarding Buyer / Import Factoring

1.	Definition

1.1	The buyer/import factoring means that Party A, as the buyer/import factor, provides approved payment, accounts receivable dunning and management and other comprehensive factoring services for seller/export factor after the seller/export factor transfers to it the accounts receivable (under a business contract) of which Party B is the debtor.

Under the buyer/import factoring, if the buyer’s credit risk occurs, Party A shall be liable to seller/export factor for approved payment; if a dispute arises during the performance of the business contract, Party A shall have the right to re-transfer to the seller/export factor the accounts receivable transferred to it.

1.2	The seller/export factor is the party that signs a factoring agreement with the supplier/service provider (creditor of an account receivable) under the business contract and to which the account receivable held by the creditor thereof is transferred. Party A may act both as a buyer/import factor and as a seller/export factor.

1.3	The dispute refers to the defense, counter claim, offset or other similar acts filed by Party B in respect of the accounts receivable transferred to Party A due to any dispute related to the goods, services, invoices or any other commercial contracts related matters between the creditor of the accounts receivable and Party B, and the acts of a third-party to make a claim on or apply for the freezing of the accounts receivable under this Agreement. If the accounts receivable transferred to Party A cannot be recovered in full or in part due to non-buyer’s credit risk, it shall be deemed to be a dispute.

1.4	Business contract: refers to the transaction contract signed between Party B and the creditors of the accounts receivable for the purpose of commodity trading and/or service trading, with sale on credit as the settlement method.

1.5	Approved payment / guaranteed payment means that after the occurrence of buyer’s credit risk, Party A shall pay the corresponding amount of the account receivable to the seller/export factor within a certain period after the account receivable is mature.

2.	Upon application by Party B, Party A agrees to conduct buyer/import factoring for it within the LOC. the funds and related expenses paid by Party A as the buyer/import factor for performing the obligations of the approved payment shall be deemed as the credit granted by Party A to Party B under the Credit Granting Agreement.

As long as an account receivable is transferred to Party A during the credit period, Party A shall have the right to seek recourse from Party B in accordance with the provisions of the Credit Granting Agreement and the business contracts, even if it performs the obligations of the approved payment beyond the credit period.

3.	Commission fees of buyer/import factoring

Commission fees of factoring: mean the business management fee that should be charged by Party A for the buyer/import factoring services, which shall be charged by Party A from Party B according to a certain percentage of the amount of accounts receivable at the time of transfer, with the specific rate being reasonably determined by Party A in accordance with its business rules.

4.	Party B shall waive the right to raise an objection based on disputes arising during the performance of the business contract. In view of this, regardless of whether there are other agreements, if Party B fails to make payment in accordance with the provision of the business contract, it shall be deemed as the occurrence of the buyer’s credit risk; Party A will make the approved payment, and Party B will raise no objection.

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Annex III: Special Provisions regarding Order-related Loan

1.	The order-related loan means the loan lent by Party A to Party B based on the business contract (or engineering contract) signed between Party B and its downstream customers, used for the performance of the business contract (or the engineering contract) for the business unit, with the proceeds from the business contract (or engineering contract) being the first source for the repayment of the loan.

2.	Party B shall open a special account at Party A for the collection of proceeds under the business contract (or engineering contract). All sales under the business contract (or engineering contract) based on which the order-related loan is applied must be directly paid to the special account; without the approval of Party A, the funds may not be used and the special account may not be changed. Party B shall notify the payer that the account is the only account for the payment of sales proceeds. Party A has the right to deduct the funds from the special account for the repayment of the principal and interest, penalty interest and other related expenses of the order-related loan.

3.	Under any of the following circumstances, Party A may immediately stop the use of remaining LOC balance under the Credit Granting Agreement, and take remedy measures in accordance with the Credit Granting Agreement:

3.1	The downstream customers of Party B have delayed in payment for three consecutive periods, and Party A has reasonably judged that their financial status has deteriorated, which is not conducive to protecting Party A’s creditor’s rights; and

3.2	Party B’s supplier qualification is canceled by its downstream customers, Party B’s supply to the downstream customers is not timely, the product quality is unstable, Party B fails to make progress in construction as scheduled in the engineering contract, which is not recognized by the downstream customers, the industry practice qualification of Party B has been lowered, which results in its failure to meet the requirements of downstream customers, Party A has reasonably judged that Party B is difficult to operate and its financial status deteriorates, the funds collected from downstream customers is less than the monthly total repayment amount of financing contracts under the credit granting for three consecutive months, or the downstream customers fail to pay the installments as agreed in the engineering contract for two consecutive period.

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Annex IV: Special Provisions regarding Guaranteed Discount for Commercial Acceptance Bills

1.	The guaranteed discount for commercial acceptance bills is a service that Party A undertakes to discount the commercial acceptance bills accepted by Party B or allows the bill holder to apply for discount to any branch of China Merchants Bank (hereinafter referred to as “other discount acceptance banks”). The holder (hereinafter referred to as the “discount applicant”) may apply to Party A or other discount acceptance banks for discounting such commercial acceptance bills. Such discount services shall offset the LOC under this Agreement.

In view that the guaranteed discount for commercial acceptance bills provided by Party A for Party B is the prerequisite for other discount acceptance banks to accept the bill holder’s application for discounting, other discount acceptance banks have the right to transfer the discounted bills to Party A after the discounting, and Party A is obliged to accept the transfer. For the commercial acceptance bills transferred from other discount acceptance banks to Party A, Party B undertakes to pay the bills unconditionally on the maturity date, and the parties hereto have no objection.

2.	The commercial acceptance bills mentioned in this clause include both paper commercial acceptance bills and electronic commercial acceptance bills (hereinafter referred to as “electronic bills”); both commercial acceptance bills with discount interest being paid by discount applicant and commercial acceptance bills with discount interest being paid by buyer.

The discount of commercial acceptance bills with discount interest being paid by buyer means bill discount that the discount interest is paid by Party B when the commercial acceptance bills issued and accepted by it are discounted.

3.	During the credit period, Party B shall open a commercial acceptance bill security deposit account in Party A (the account number shall be subject to the account automatically generated or entered when the security deposit are deposited), and deposit a certain amount of funds in the security deposit account according to the requirements of Party A before the discount guarantee is issued for each commercial bill, which shall be used as the security deposit for the payment of commercial acceptance bill accepted by Party B that Party A undertakes to discount.

Party B shall deposit the full amount of the bill payable in the security deposit account opened at Party A before the maturity of each commercial acceptance bill, making preparation for the payment of bills due.

4.	During the credit period, the discount applicant may apply directly to Party A for discounting the commercial acceptance bill accepted by Party B, or apply to other discount acceptance banks for discounting. Party A or other discount acceptance banks have the right to examine the qualification of discount applicants, and have the right to request Party B to confirm upon review, and determine on its own whether to conduct the discount.

After conducting discount, the other discount acceptance banks shall have the right to transfer the discounted commercial acceptance bills to Party A in accordance with the relevant rules of China Merchants Bank. When Party A require Party B to pay a commercial acceptance bill after discounting the commercial acceptance bill or receiving the commercial acceptance bill discounted by other discount acceptance banks, Party B shall unconditionally, fully and timely pay Party A the amount of bill payable.

5.	The issuing and discounting of each electronic bill shall be subject to the business information stored in the PBOC electronic bill system, or the business records such as customer statements filled or printed according to it. The business records of Party A shall constitute an integral part of this Agreement and have the same legal effect as this Agreement: Party B acknowledges the accuracy, authenticity and legality of such records.

6.	If any dispute arises from the underlying contract of the commercial acceptance bill that Party A undertakes to discount within the LOC, Party B shall settle the dispute with the relevant parties themselves; before the maturity of each bill, Party B shall still be obliged to fully and timely deposit the security deposit and the bill amount according to the foregoing agreement.

7.	Where Party A has discounted the commercial acceptance bill accepted by Party B or has received the commercial acceptance bill accepted by Party B from other discount acceptance banks, Party A shall have the right to deduct funds from any account opened by Party B at Party A for the payment of bill amount if Party B fails to provide full amount of the bill payable before the maturity date of the commercial acceptance bill. For the advance payment made by Party A due to the insufficiency of amount provided by Party B and the insufficient balance of its account, Party A shall have the right to levy a penalty against Party B at a rate of ‱ of the amount of advance payment in accordance with the relevant provisions of the Measures for Payment and Settlement.

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Annex V: Special Provisions regarding Derivative Transactions

1.	A derivative transaction for which Party A accepts the application of Party B may offset the LOC according to a certain percentage of the nominal principal/transaction amount of the transaction, or when floating loss occurs to the derivative transaction, Party A may offset additional amount of LOC granted to Party B according to the specific agreement between the parties (the additional amount being offset shall be determined by Party A according to the type, duration and risk of the derivative, as well as the risk coefficient of the business corresponding to the offset LOC at the occurrence of each specific trading). The amount of LOC being actually offset shall be subject to the notice of amount of LOC being offset issued by Party A and/or trading confirmation letter/certificate and other trading documents.

2.	Where there is a derivative transaction with a balance or loss during the credit period, it shall offset the LOC in accordance with the provisions of the preceding clauses, regardless of whether the transaction occurs within the credit period.

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Annex VI: Special Provisions regarding Gold Leasing

1.	The gold leasing service means that Party A leases the physical gold to Party B, and Party B will return the same amount of gold with the same quality after the expiration of the lease, and pay a lease fee to Party A by installment.

2.	Party A may provide gold leasing service during the credit period and within the LOC according to the application of Party B. The physical gold leased out by Party A shall offset the LOC according to the value agreed in the gold lease agreement signed by both parties, and constitute debts owed by Party B to Party A.

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Annex VII: Special Provisions regarding Cross-border linkage Trade financing

1.	Cross-border linkage trade financing service refers to the cross-border trade financing service jointly provided by Party B and the foreign branches of China Merchants Bank (hereinafter referred to as “linkage platform”) upon application of Party B based on the real cross-border trading between Party B and foreign companies.

2.	The specific varieties of cross-border linkage trade financing include, but are not limited to, back-to-back letter of credit, issuance of letter of credit by mandate, offshore financing by mandate, bill avalization, overseas credit granting by letter of guarantee and cross-border trade financing through train. The specific meanings and business rules, etc. of various services are set out by specific business agreements.

3.	Under the back-to-back letter of credit, the master letter of credit of which Party B applies to Party A for the issuance shall directly offset the LOC under this Agreement, and the bill advance or advance payment made by Party A for fulfilling the obligations of issuing bank under the master letter of credit (regardless of whether made within the credit period) and related interest and expenses shall constitute the financing debts owed by Party B to Party A and be included in the scope of LOC.

Under the issuance of letter of credit by mandate/offshore financing by mandate, the letter of credit issued by and trade financing provided by the linkage platform to an overseas company (upon accepting the application by the overseas company) according to entrust by Party A based on the application of Party B shall offset LOC under this Agreement. If Party A grants the funds of import bill advance under collection or advance payment to Party B for overseas payment under the import collection, the funds of bill advance or advance payment (regardless of whether occurs within the credit period) and related interest and expenses shall directly constitute the financing debts owed by Party B to Party A and be included in the scope of LOC.

Under the bill avalization, the bill accepted by Party B avalized by Party A according to Party B’s application shall directly offset the LOC under this Agreement. If Party B fails to pay the full amount of the bill on time, Party A has the right to make advances directly for the avalized bill. Such advances (regardless of whether occur during the credit period) and related interest and expenses are included in the scope of LOC.

Under the overseas credit granting by letter of guarantee, the letter of guarantee/standby letter of credit issued by Party A according to the application of Party B shall directly offset the LOC under this Agreement. After the overseas company transfers the collection right (non-claim right) under the letter of guarantee to the linkage platform, if the linkage platform claims to Party A according to the letter of guarantee/standby letter of credit, the advances made by Party A (regardless of whether made during the credit period), and related interest and expenses shall directly constitute the financing debts owed by Party B to Party A and be included in the scope of LOC.

Under the cross-border trade financing through train, after Party A approves Party B’s trade financing according to its application, the trade financing provided directly by linkage platform to Party B shall offset the LOC under this Agreement. If Party B fails to timely repay the amount of trade financing to the linkage platform in full, Party A has the right to repay it by way of bill advance or advance payment. The bill advance or advance payment (regardless of whether made during the credit period) and related interest and expenses shall directly constitute the financing debts owed by Party B to Party A and be included in the scope of LOC.

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Special Notes:

All terms & conditions of this Agreement (including annexes) are fully negotiated by the parties hereto. The Bank has brought to the attention of other parties hereto the terms of exemption or restriction of bank liability, unilateral possession of certain rights by bank, addition of liability of other parties hereto or restriction on the rights of other parties hereto, as well as having a comprehensive and accurate understanding of them. The Bank has provided corresponding explanation on the above terms & conditions at the request of other parties hereto. The parties hereto have a unanimous understanding of the terms & conditions of this Agreement.

(The content hereinafter contains no main text)

(This page is the signature page for the (Credit Granting Agreement) numbered (5202180601))

Party A:	(seal)

Person in charge or authorized signatory:

(signature/seal):

(China Merchants Bank Co., Ltd., Shanghai Century Avenue Branch)

Party B:	(seal)

Legal representative/person in charge or the authorized signatory

(signature/seal):

CLPS Incorporation

Signed on: June 22, 2018

Signed in: Pudong New Area, Shanghai